Exhibit 3.6
Limited Liability Company Agreement
of
Basic Energy Services LP, LLC
A Delaware Limited Liability Company
     This Limited Liability Company Agreement (this “Agreement”) of Basic Energy Services LP, LLC (the “Company”), dated effective as of January 7, 2003, is adopted, executed and agreed to, for good and valuable consideration, by BES Holding Co., a Delaware corporation (the “Original Member”).
     1. Formation.
     The Company is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) has been filed on January 7, 2003 with the Secretary of State of the State of Delaware pursuant to the Act with the Original Member as the sole member.
     2. Name.
     The name of the Company is, and the business of the Company shall be conducted under the name of, “Basic Energy Services LP, LLC”.
     3. Term.
     The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by all of the Members.
     4. Office.
     The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place outside the state of Texas as the Board may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Board may designate in the manner provided by law.
     5. Purpose and Permitted Activities.
     The business of the Company shall be to own debt or equity interests in Basic Energy Services, Inc., a Delaware corporation, and debt or equity interests in any successors thereto, and to carry out any activities, including any financing agreements or other transactions, reasonably related thereto.
     6. Members.
     The Members of the Company are the Original Member and any other Person admitted to the Company as a Member as provided in Section 13.2 hereof. The names and business or mailing addresses of the Members of the Company are set forth on Exhibit “A” attached hereto.
     7. Management.
     7.1 Management by Managers.
     (a) Generally. All management powers over the business and affairs of the Company shall be (i) exclusively vested in one or more Managers elected by the Members, and (ii), subject to the direction of the Managers, the officers (the “Officers”) of the Company as set forth in Section 7.3 below, which Managers and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Unless approved in writing by the Members, no Manager and no Officer shall be a resident of the State of Texas.
     (b) Removal. Any Manager may be removed, either with or without cause, by the vote of either a majority of the Members at any regular meeting, or at a special meeting called for such purpose, or by written consent of the Members in accordance with Section 7.3(d) below.
     (c) Number; Vacancies. The number of Managers shall be one (1) unless otherwise increased by Managers with the unanimous consent of the Members.
     (d) Quorum; Required Vote for Manager Action. Except as expressly provided otherwise by this Agreement, a majority, present in person, shall constitute a quorum at any such meeting for the transaction of business, and the affirmative vote of the Managers so present or represented at such meeting at which a quorum is present and entitled to vote thereat shall constitute the act of the Managers.
     (e) Call and Notice of Meetings. Meetings of Managers may be called at any time by any Manager or Members holding a majority of the Units outstanding.
     (f) Action by Unanimous Written Consent. Any action required or permitted to be taken at a meeting of Managers may be taken without a meeting, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all of the Managers.
     (g) Meetings by Telephone. The Managers may participate in and hold meetings by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     7.2 Meetings of the Members.
     (a) Place of Meetings. All meetings of the Members shall be held at the principal office of the Company, or at such other place within or without the State of Delaware, and outside the State of Texas, as shall be specified or fixed in the notices (or waivers of notice) thereof.
     (b) Quorum; Required Vote for Member Action; Adjournment of Meetings.
     (i) Except as expressly provided otherwise by this Agreement, a majority, present in person or represented by proxy, shall constitute a quorum at any such meeting for the transaction of business, and the affirmative vote of the holders of a majority of the Units so present or represented at such meeting at which a quorum is present and entitled to vote thereat shall constitute the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.
     (ii) Notwithstanding any other provision in this Agreement to the contrary, the chairman of the meeting of Members or holders of a majority of the Units, present in person or represented by proxy and entitled to vote thereat, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than thirty (30) days, or if subsequent to the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called.
     (c) Annual Meetings. An annual meeting of the Members for the transaction of such business as may properly be considered at the meeting, may be held at such place, within or without the State of Delaware, on such date, and at such time as the Managers shall fix and set forth in the notice of the meeting. If the Managers have not fixed a place for the holding of the annual meeting of Members in accordance with this Section 7.2, such annual meeting shall be held at the principal place of business of the Company. Such meetings shall be called and held only if called by the Members or the Managers.
     (d) Special Meetings.
     (i) Special meetings of the Members for any proper purpose or purposes may be called at any time by the President or the holder(s) of at least 10% of the Units entitled to vote at the proposed special meeting.
     (ii) If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting shall be the date any Member first signs the notice of that meeting. Only business within the proper purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

     7.3 Provisions Applicable to All Meetings of Members. In connection with any meeting of the Managers or Members, the following provisions shall apply:
     (a) Place of Meeting. Any such meeting shall be held at the principal place of business of the Company, unless the notice of such meeting specifies a different place, which need not be in the State of Delaware.
     (b) Waiver of Notice Through Attendance. Attendance of a person at such meeting (including pursuant to Section 7.3(e)) shall constitute a waiver of notice of such meeting, except where such person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (c) Proxies. A person may vote at such meeting by a written proxy executed by that person and delivered to another Member or to the Secretary. A proxy shall be revocable unless it is stated to be irrevocable.
     (d) Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Members having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all the Members entitled to vote on the action were present and voted.
     (e) Meetings by Telephone. The Members may participate in and hold meetings by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.
     7.4 Officers.
     (a) Generally. The Managers shall appoint certain agents of the Company, as set forth below in this Section 7.4, to be referred to as “Officers” of the Company. Unless otherwise provided by resolution of the Managers, the Officers shall have the titles, power, authority and duties described below in this Section 7.4.
     (b) Number, Titles and Term of Office. The Officers of the Company shall be a President, a Treasurer and a Secretary. Each Officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person.
     (c) Salaries. The salaries or other compensation, if any, of the Officers shall be fixed from time to time by unanimous consent of the Managers.
     (d) Removal. Any Officer elected or appointed by the Managers may, subject to any contractual obligations of the Company with respect to such officer, be removed, either with or without cause, by the vote of either a majority of the Managers or a majority of the Members at any regular meeting, or at a special meeting called for such purpose, provided the notice for such meeting shall specify that such proposed removal will be considered at the meeting. Election or appointment of an Officer shall not of itself create contractual rights.

     (e) Vacancies. Any vacancy occurring in any office of the Company may be filled by the Managers.
     (f) Powers and Duties of the Chief Executive Officer. The President shall be the chief executive officer of the Company. Subject to the control of the Members and the other terms of this Agreement, the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; he may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and may sign all certificates for Units of the Company; and he shall have such other powers and duties as may be assigned to him from time to time by the Members.
     (g) Powers and Duties of the President. Unless otherwise determined by the Members, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and he shall preside at all meetings of the Members; and the President shall have such other powers and duties as may be assigned to him from time to time by the Members.
     (h) Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Company, and he shall have such other powers and duties as may be prescribed from time to time by the Members. He shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Members; the Treasurer shall, if required by the Members, give such bond for the faithful discharge of his duties in such form as the Members may require.
     (i) Secretary. The Secretary shall keep the minutes of all meetings of the Members in books provided for such purpose; he shall attend to the giving and serving of all notices; he may in the name of the Company affix the seal (if any) of the Company to all contracts of the Company and attest thereto; he may sign with the other appointed Officers all Unit certificates; he shall have charge of the certificate books, transfer books and Unit ledgers, and such other books and papers as the Members may direct, all of which shall at all reasonable times be open to inspection by any Member upon application at the office of the Company during business hours; he shall have such other powers and duties as may be prescribed from time to time by the Members; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Members.
     (j) Action with Respect to Securities of Other Companies. Subject to the direction of the Members or Managers, the President shall have the power to vote and to otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of any other company, or with respect to any action of security holders thereof, in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other company.
     (k) Affiliate Transactions. No Manager or Officer shall cause or permit the Company to engage in any transactions, directly or indirectly, with such Manager or Officer, or any Affiliate of such Manager or Officer (other than a Member), without the consent of a majority of the Members.

     8. Capital Contribution.
     The Members have contributed to the Company the assets described on Exhibit “A” attached hereto.
     9. Additional Contributions.
     No Member is required to make any additional capital contributions to the Company.
     10. Allocation of Profits and Losses.
     The Managers agree to maintain the capital accounts for the Members in accordance with the rules of Treasury Regulation Section 1.704(b)-1 et seq. The Company’s profits and losses shall be allocated to the Members in accordance with their respective Membership Interest, specified in terms of a percentage, on Exhibit “A” attached hereto.
     11. Distributions.
     (a) Except as otherwise provided in Section 19.2 and subject to the limitations set forth in Section 11(c), the Company shall, as soon as reasonably practicable (but no less often than quarterly), make distributions of Net Cash Flow to the Members in accordance with their Membership Interests.
     (b) Such distributions shall be made concurrently to the Members (or their Assignees) as reflected on the books of the Company on the date set for purposes of such distribution.
     (c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.
     12. Certificates for Membership Interests; UCC Election.
     In the event that the Managers determine that Membership Interests shall be evidenced by certificates, such certificates shall be securities governed by Article 8 of the Uniform Commercial Code and shall bear the following legend: “This certificate evidences an interest in Basic Energy Services LP, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” The form of certificate evidencing ownership of Membership Interests (“Unit Certificate”) shall be as approved by the Members from time to time. Unit Certificates need not bear a seal of the Company but shall be signed by the President or any Vice President certifying the number, and class and series, if any, of Units (or percentage of Membership Interests) represented by such Unit Certificate. The books and records pertaining to the issuance and transfer of Unit Certificates shall be kept by the Secretary or at the office of such transfer agent or transfer agents as the Managers may from time to time by select. In the event any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been placed upon, any such Unit Certificate or Unit Certificates shall have ceased to be such officer, transfer agent or registrar before such Unit Certificate is issued by the Company, such Unit Certificate may nevertheless be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The

Unit Certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued. The Managers may determine the conditions upon which a new Unit Certificate may be issued in place of a Unit Certificate which is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company and each transfer agent and registrar against any and all loss or claims which may arise by reason of the issuance of a new Unit Certificate in the place of the one so lost, stolen or destroyed. Each Unit Certificate shall bear a legend on the reverse side thereof substantially in the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO CERTAIN AGREEMENTS AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
     13. Admission of Additional Members; Additional Provisions Relating to Members.
     13.1 Definitions. In this Agreement and any Exhibits to this Agreement:
     “Affiliate” of a Person means (i) any Person, directly or indirectly, controlling, controlled by or under common control with such Person, including control of either voting power or investment power, and (ii) any Person in which a Person has, directly or indirectly, through equity interests or an agreement with payments contingent on any revenues, profits or otherwise, a pecuniary interest in excess of 5%.
     “Assignee” means any Person that acquires Membership Interests or any portion thereof through a Transfer made in accordance with this Agreement or pursuant to an Involuntary Transfer and that has not been admitted as a Member.
     “Expenses” means, for any period, the sum of the total gross expenditures of the Company during such period, including (a) all cash operating expenses (including all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of their Affiliates pursuant to any separate agreement or otherwise as permitted hereunder), (b) all payments by the Company under any loans to the Company, including any other loans made by the Members or any of their Affiliates to the Company, including, without limitation, all principal, interest, fees and charges, (c) all expenditures by the Company which are treated as capital expenditures (as distinguished from expense deductions) under generally accepted accounting principles, (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company’s reserve accounts and (f) all expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Company asset; provided, however, that Expenses shall not include (i) any payment or expenditure to the extent the sources or funds used for such payment or expenditure are not included in Revenues, or (ii) any expenditure properly attributable to the liquidation of the Company.
     “Involuntary Transfer” means a Transfer resulting from the death of a Person or other involuntary Transfer occurring by operation of law.
     “Member” means any Person executing the Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any person who has ceased to be a member in the Company or an Assignee.
     “Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member and otherwise to participate in the management of the Company to the extent provided in the Act and this Agreement; and all obligations, duties and liabilities imposed on that Member (under the Act and this Agreement) in its capacity as a Member.
     “Net Cash Flow” means, for any period, the excess of (a) Revenues for such period, over (b) Expenses for such period and such reserves for future expenditures, payments or distributions by the Company as the Managers determine to be necessary or appropriate. It is hereby acknowledged that Capital Contributions are not included in Revenues and therefore shall not be considered in determining “Net Cash Flow” under this Agreement.
     “Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.
     “Resign, Resigning or Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a member. Such terms shall not include any Transfer of Membership Interests, even though the Member making a Transfer may cease to be a Member as a result of such Transfer.
     “Revenues” means, for any period, the sum of the total gross dollars received by the Company during such period, including all receipts of the Company from (a) proceeds from the sale or disposition of any Company assets, (b) funds made available to the extent such funds are withdrawn from the Company’s reserve accounts and deposited into the Company’s operating accounts, (c) rent or business interruption insurance, if any, (d) proceeds from the financing, refinancing or securitization of any Company assets, (e) other revenues and receipts realized by the Company, and (f) distributions made to the Company as a result of its ownership interests in Basic Energy Services, Inc. or its successors; provided, however, that Revenues shall not include any revenue or receipt realized by the Company incident to the liquidation of the Company or any Capital Contributions.
     “Transfer” including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Units (or any interest (pecuniary or otherwise) therein or right thereto), including without limitation derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person.
     “Units” means, collectively, the Membership Interests as measured in unit increments, and “Unit” shall refer to any one of the Units.
     “Voluntary Transfer” means any Transfer other than an Involuntary Transfer.
     13.2 Admission of Additional Members. Notwithstanding any other provision of this Agreement to the contrary, no additional Person (including an Assignee) that acquires a Membership Interest, whether pursuant to a Voluntary Transfer or an Involuntary Transfer, shall be admitted to the Company as a Member without the consent of the other Members, which consent may be given or withheld in each Member’s sole discretion. An Assignee, in its capacity as such, of a Membership Interest shall only be entitled to receive allocations and distributions pursuant to Section 10 and shall not have any other rights or powers of a Member including any voting rights. Until an Assignee becomes a Member, the Transferring Member from which such Assignee received its Membership Interest shall continue to be a Member and have the power to exercise any rights or powers as a Member, but shall not have the right to receive allocations or distributions pursuant to Section 10.
     13.3 Resignation. A Member may Resign with the following consequences: (a) such Resigning Member shall be liable to the Company and the other Members for all accrued and unpaid obligations and liabilities of such Member to the Company as of the date of such Resignation, and any obligations or liabilities arising out of the failure of such Member to Transfer all of such Member’s Membership Interests in accordance with this Agreement including the Exhibits hereto and (b) such Resigning Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Resigning.
     13.4 Information.
     In addition to the other rights to information specifically set forth in this Agreement, each Member shall be entitled to all information to which a member of a limited liability company is entitled to have access pursuant to the Act.
     13.5 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company or any other Member solely by reason of being a Member.

     14. Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, without regard to principles of conflicts of laws, with all rights and remedies being governed by said laws.
     15. Maintenance of Books.
     (a) The Managers shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Managers and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.
     (b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, and (ii) maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied.
     16. Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managers. All withdrawals from any such depository shall be made only as authorized by the Managers and shall be made only by check, wire transfer, debit memorandum or other written instruction. Notice of the creation of any bank accounts for the Company shall be given by the Managers to holders of a majority of the Membership Interests, and the Managers shall provide notice promptly (and in any case within 30 days) to such holders of Membership Interests of any withdrawals from bank accounts other than distributions to the Members.
     17. Indemnification.
     (a) No Officer shall be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if such Officer’s conduct shall not have constituted gross negligence or willful misconduct.
     (b) To the fullest extent permitted by law, the Company shall defend, indemnify and hold harmless each Officer from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which such Officer may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not such Officer continued to be an Officer or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Officer shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of such Officer. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Officer or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also defend, indemnify and hold harmless the Officer if the Officer is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Officer is or was an agent of the Company, or any affiliate of the Company at the request of the Company, against any Losses incurred by the Officer in connection with the defense or settlement of such action; provided that the Officer shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Officer. The Company may advance the Officer any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Officer on behalf of the Company or any affiliate of the Company at the request of the Company; and (ii) the Officer provides a written undertaking to repay to the Company the amounts of such advances in the event that the Officer is determined to be not entitled to indemnification hereunder.
     (c) The indemnification provided pursuant to this Section 17 shall not be deemed to be exclusive of any other rights to which the Officers may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the successors, assigns, heirs and administrators of the Officers.
     (d) Any indemnification pursuant to this Section 17 shall be payable only from the assets of the Company.
     18. Limitation Of Liability.
     No Member shall be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions on Exhibit A hereto, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act. No Officer, by reason of his or her acting as an Officer of the Company, shall be obligated personally for any debts, obligations or liabilities of the Company.
     19. Dissolution.
     19.1 Events Requiring Dissolution.
     The Company shall be dissolved upon the occurrence of any of the following events:
     (a) any event which would make unlawful under the laws of Delaware or the United States of America the continuing existence of the Company;
     (b) the express written election of all of the Members; or
     (c) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.
     19.2 Distribution Upon Dissolution.
     Upon dissolution of the Company, the affairs of the Company shall be wound up in accordance with this Section 19.2. The fair market value of the assets of the Company (other than cash) shall be determined by the Managers. If the Managers are unable to determine the fair market value of the assets, then the fair market value of the assets of the Company (other than cash) shall be determined by an independent appraiser selected by consent of the Members. If the Members are unable to agree on one appraiser, then the Members shall select two appraisers and if the two appraisers are unable to agree on a value, the two appraisers shall select a third appraiser and a decision of a majority of the three appraisers shall control or if the three appraisers are unable to agree on a value, each appraiser shall propose a value and the value shall be the average of the two proposed values which are closest to each other or if the difference between the high and middle value and the low and middle value are equal, the value shall be the middle proposed value. All appraisers shall be experienced and qualified to value the particular business or assets of the Company. Any gains or losses (including unrealized gains and losses from property to be distributed in kind) from disposition shall be allocated among the Members as provided in Section 10. Thereafter, the assets of the Company shall be distributed in the following manner and order: (i) first, to the claims of all creditors of the Company, including any Member who is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company, (ii) second, to the Members in accordance with the positive balances in the respective capital account maintained for each Member by the Company, and (iii) third, to the Members in accordance with their respective Membership Interest.
     20. Subject to All Laws.
     The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.
     21. Amendment or Restatement.
     The Certificate and this Agreement (including the Schedules and Exhibits) may be amended or restated only by a written instrument adopted, executed and agreed to by all of the Members. Any amendment to or restatement of Section 10 or Section 11 of this Agreement that adversely affects allocations or distributions made to a Member under Section 10 or Section 11 is effective only with that Member’s consent.
     22. Notice.
     All communications provided for under this Agreement or any Exhibit hereto shall be in writing and considered given (a) when delivered by hand; (b) three (3) business days after mailing by certified or registered mail, postage prepaid, return receipt required; or (c) one (1) business day after delivery to a recognized overnight courier service, to the address of the Member set forth on Exhibit A hereto or to such other address or fax number as any such party shall designate by written notice to the other parties hereto in the foregoing manner.
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     IN WITNESS WHEREOF, the Original Member has executed this Agreement effective as of the date first set forth above.

MEMBER:

BES Holding Co.,
A Delaware corporation

By:	/s/ Kenneth V. Huseman

Name:	Kenneth V. Huseman
Title:	President

EXHIBIT A
Capital Contribution; Interest

Member	Capital Contribution	Units	Interest
BES Holding Co. Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	$1,000	1,000	100%
In accordance with a Contribution Agreement, dated as of January 7, 2003, between the Member, Basic Energy Services, Inc., the Company and Basic Energy Services GP, LLC, the Member will also contribute 999 shares of common stock of Basic Energy Services, Inc. to the Company as an additional capital contribution.